Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-000000) and related Prospectus of L Brands, Inc. for the registration of $1 billion Exchange Senior Notes due 2035 and to the incorporation by reference therein of our report dated March 20, 2015, with respect to the consolidated financial statements of L Brands, Inc., and the effectiveness of internal control over financial reporting of L Brands, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

January 25, 2016